EXHIBIT 5.1

March 4, 2011

Securities and Exchange Commission
450 - Fifth Street NW
Washington, DC 20549

Re:	Nexen Inc. Dividend Reinvestment Plan

Dear Sirs:

Nexen Inc. (the "Company" or "Nexen") has filed a Registration Statement on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, including a form of Prospectus dated March 4, 2011 (the "Prospectus"), with respect to 4,000,000 additional common shares, without nominal or par value, of the Company ("Common Shares") to be offered to registered holders of the Company's Common Shares pursuant to the Company's distribution reinvestment plan dated effective on June 1, 1995, as amended on May 7, 2007 and March 4, 2011 (as amended, the "Plan").

We have considered such questions of law and have examined such other documents as we have considered necessary to give the opinions expressed herein.  As to certain matters of fact material to the opinions set forth below we have relied on an officer's certificate of Nexen of even date herewith.  We have also made such investigations and have examined such corporate records of Nexen and other documents as we have considered relevant or necessary as a basis for our opinion.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies.

We are qualified to practice law in the Province of Alberta and we do not express any views or opinions on any laws other than the laws of the Province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

Based upon the foregoing and subject to the qualifications herein expressed, we are of the opinion that the 4,000,000 additional Common Shares of the Company in respect of which the Registration Statement has been filed will, when properly issued in accordance with the terms and conditions of the Plan (including full payment therefor), be validly issued.

In our opinion, the summary set forth under the caption "Income Tax Considerations Relating to the Plan - Canadian Federal Income Tax Considerations" in the Prospectus is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus under the captions "Enforceability of Certain Civil Liabilities" and "Legal Matters".  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

In giving the above opinions, we have assumed that certificates for any of the said Common Shares will, before their issuance, have been duly signed by the Company, countersigned by the transfer agent and registered by the registrar.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or  that are brought, to our attention. This opinion is delivered to the Securities and Exchange Commission for the purpose of Nexen filing the Registration Statement and may not be relied upon by any person or for any other purpose without our prior written consent.

Yours truly,

"Blake, Cassels & Graydon LLP"